EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE

BELLSOUTH CORPORATION

	For the years ended December 31,

	2002	2003	2004

Earnings Per Share — Basic:
Income From Continuing Operations Before Discontinued Operations and Cumulative Effect of Changes in Accounting Principle	$3,475	$3,488	$3,394
Discontinued Operations, net of tax	(867)	101	1,364
Cumulative Effect of Changes in Accounting Principle, net of tax	(1,285)	315	–

Net Income	$1,323	$3,904	$4,758

Weighted Average Shares Outstanding	1,870	1,848	1,832
Earnings Per Common Share Before Discontinued Operations and Cumulative Effect of Changes in Accounting Principle	$1.86	$1.89	$1.85
Discontinued Operations, net of tax	(0.46)	0.05	0.74
Cumulative Effect of Changes in Accounting Principle, net of tax	(0.69)	0.17	–

Earnings Per Share*	$0.71	$2.11	$2.60

Earnings Per Share — Diluted:
Income From Continuing Operations Before Discontinued Operations and Cumulative Effect of Changes in Accounting Principle	$3,475	$3,488	$3,394
Discontinued Operations, net of tax	(867)	101	1,364
Cumulative Effect of Changes in Accounting Principle, net of tax	(1,285)	315	–

Net Income	$1,323	$3,904	$4,758

Weighted Average Shares Outstanding	1,870	1,848	1,832
Incremental shares from assumed exercise of stock options and payment of performance share awards	6	4	4

Diluted Shares Outstanding	1,876	1,852	1,836

Earnings Per Common Share Before Discontinued Operations and Cumulative Effect of Changes in Accounting Principle	$1.85	$1.88	$1.85
Discontinued Operations, net of tax	(0.46)	0.05	0.74
Cumulative Effect of Changes in Accounting Principle, net of tax	(0.68)	0.17	–

Earnings Per Share *	$0.71	$2.11	$2.59

*	Earnings per share may not sum due to rounding